As filed with the Securities and Exchange Commission on July
25, 1996

                      Registration No. 333-___________



                SECURITIES AND EXCHANGE
COMMISSION
                WASHINGTON, D.C.  20549


                       FORM S-8

                REGISTRATION STATEMENT
                         UNDER
              THE SECURITIES ACT OF 1933

                    DIVERSIFAX, INC.
(Exact name of registrant as specified in its charter)


   Delaware                                         13-
3637458
                                                (State
or other jurisdiction                           (I.R.S.
employer
                                                of
incorporation or organization)
identification number)

                                                      39
Stringham Avenue

Valley Stream, New York
11580

(Address of principal executive offices)        (Zip
code)

      Employment Agreement, dated March 10, 1995, among Diversifax Information Services, Inc.,
       DiversiFax, Inc. and Mario DiNatale, and
      amendment thereto dated as of July 17, 1996
               (Full title of the plan)

                   Irwin A. Horowitz
                   DIVERSIFAX, INC.
                  39 Stringham Avenue
             Valley Stream, New York 11580
            (Name and address of agent for service)


                              (516) 872-0650

   (Telephone number, including area code, of agent for service)


                      - copy to -
                Gary T. Moomjian, Esq.
                   Breslow & Walker
                   875 Third Avenue
               New York, New York  10022
                    (212) 832-1930

                                 CALCULATION OF REGISTRATION FEE

Title of securities
to be registered

Amount to be
registered

Proposed maximum
offering price per
share(1)

Proposed maximum
aggregate offering
price(1)

Amount of
registration
fee(1)
Common Stock,
par value $.001
per share

5,634

$  4.4375

$25,000

$100
Total Registration Fee. .  . . . . . . . . . . . . . . . . . . $100

<F1>
  (1)     The offering price and the amount of the fee have been computed based upon the average of the bid and asked price of the Common Stock as quoted on NASDAQ on July 19, 1996.
          Pursuant to Section 6(b) of the Securities Act of 1933, as amended, the minimum fee of $100 is paid herewith.

                        PART I


            INFORMATION NOT REQUIRED IN THE
REGISTRATION STATEMENT


                        PART II

              INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF
DOCUMENTS BY REFERENCE.

          The following documents of DiversiFax, Inc.
(the "Registrant") heretofore filed with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference:

               (a) The Registrant's Annual Report
          filed on Form 10-KSB for the year ended
          November 30, 1995, filed pursuant to the Securities Exchange Act of 1934 (the
          "Exchange Act").

               (b) The Registrant's Quarterly Report
          on Form 10-QSB for the quarter ended May
          31, 1996, filed pursuant to the Exchange
          Act.

               (c) The description of the Registrant's
          Common Stock, par value $.001 per share
          (the "Common Stock"), as set forth in the Registrant's Registration Statement of
          Securities on Form 8-A, dated December 8,
          1992, registered under Section 12(g) of the Exchange Act.

          In addition, all other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange
Act prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and are a part hereof from the date of the filing of such documents with the Commission.

ITEM 4.        DESCRIPTION OF SECURITIES.

               Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS
AND COUNSEL.

          The validity of the shares of Common Stock offered hereby is being passed upon for the Registrant by Breslow & Walker.

          The financial statements of the Registrant, as of November 30, 1995 and for each of the years in the two-year period ended November 30, 1995, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Hoberman, Miller & Co., P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ITEM 6.        INDEMNIFICATION OF
DIRECTORS AND OFFICERS.

          Under Section 145 of the Delaware General
Corporation Law (the "GCL") the Registrant may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance therefor.

          The Registrant has included in its Certificate of Incorporation pursuant to Section 102(b)(7) of the GCL a provision eliminating the personal liability of directors to the Registrant or its stockholders for damages for breach of fiduciary duty. The principal effect of this provision in the Registrant's Certificate of Incorporation is to eliminate potential monetary damage actions against any director for breach of his duties as director except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCL, which relates to a willful or negligent violation of Section 160 (regarding the illegal purchase or redemption of stock by a corporation) or Section 173 of the GCL (regarding a corporation's illegal declaration or payment of dividends), or (d) for any transaction from which the director derived an improper personal benefit. This provision does not affect the liability of any director for acts or omissions occurring prior to the date of adoption of this provision. In addition, Section 145 of the GCL empowers a corporation (a) to grant indemnification to any officer or director where it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled.

          The foregoing statement is subject to the detailed provisions of Sections 102 and 145 of the GCL.

ITEM 7.        EXEMPTION FROM
REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.       EXHIBITS.
Exhibit

Description

Sequentially
Numbered Page
Where Located

4(a)Employment Agreement,
dated March 10, 1995,
among Diversifax
Information Services, Inc.,
the Registrant and Mario
DiNatale, and amendment
thereto dated as of July 17,
1996
                                                                  64(b)Certificate of Incorporation,
as amended*
                                                          --4(c)By-Laws, as amended*--5Opinion of Messrs. Breslow
& Walker, counsel to the
Registrant, as to the legality
of the securities being
registered
                                                           1523(a)Consent of Certified Public
Accountants
                                                          1623(b)Reference is made to Exhibit
5 with respect to the
Consent of Messrs. Breslow
& Walker
                                                             --

<F1>
*         Previously filed with the Registrant's Registration Statement on Form S-1 (No.
          33-46580) declared effective by the Commission on November 18, 1992.

ITEM 9.        UNDERTAKINGS.

               A.  Rule 415 offering.

               The undersigned Registrant hereby
undertakes:

                   (1)  To file, during any period in
which offers or sales are being made, a post-effective amendment to this registration statement;

                   (2)  That, for the purpose of
determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3)  To remove from registration by
means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               B.  Filings incorporating subsequent
Exchange Act
                   documents by reference.

               The undersigned Registrant hereby
undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended, the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C.  Filing of registration statement on
Form S-8.

               Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                      SIGNATURES

          Pursuant to the requirements of the Securities
Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valley
Stream, and the State of New York on the 22nd day of July, 1996.


DIVERSIFAX, INC.

                                     By: /s/ Irwin A.
Horowitz
                                         Irwin A.
Horowitz, President
                                         (Principal
Executive, Financial and Accounting Officer)

       Pursuant to the requirements of the Securities
Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature

Title

Date

  /s/ Irwin A. Horowitz
Irwin A. Horowitz
Director
July 22, 1996

 /s/ Eugene Bilotti
Eugene Bilotti
Director
July 22, 1996
 /s/ Mario DiNatale
Mario DiNatale
Director
July 22, 1996

 /s/ Kenneth Ross Wolfe
 Kenneth Ross Wolfe
Director
July 22, 1996

                                          Exhibit 4(a)
                 EMPLOYMENT AGREEMENT


       This agreement for employment is made this 10th day of March, 1995, by and among DIVERSIFAX
INFORMATION SERVICES, INC., a New York
corporation ("Employer" or "the Company"),
DIVERSIFAX, INC., a Delaware corporation
("DiversiFax"), and MARIO DiNATALE ("Employee").
       For good and valuable consideration, receipt of which is hereby acknowledged, the Employer shall employ the Employee subject to the following terms and conditions:
       1. TERM. The term of this agreement shall be twenty-four (24) months commencing as of the date hereof and terminating on March 9, 1997 unless otherwise terminated by the Employer as provided for in the provisions for termination contained herein.
       2.     DUTIES. The Employee is engaged as the
President of the Company. The precise services of the Employee shall be determined from time to time at the sole discretion of the Employer. The Employee has been elected by the Board of Directors of the Company. The Employee shall devote all of his time and energies to the Company and will not conduct business other than the business of the Company. The Employee shall devote his time, attention, knowledge and skills, faithfully and to the best of his ability, in furtherance of the Company's business and the duties of his employment pursuant to this agreement.
       3.     RULES OF EMPLOYMENT. The
Employee shall comply with all stated standards of performance, policies, rules, regulations and manuals of the Employer. The Employee acknowledges receipt of all such present standards of performance, policies, rules, regulations and manuals. The Employee shall also comply with such further Employer policies, rules, regulations, performance standards and manuals as may be published, amended or in effect from time to time, regardless of whether such standards, policies, rules, regulations or manuals are delivered to him.
       4.     COMPENSATION. The Employer shall pay
to the Employee as compensation for services to the Company, and the Employee agrees to accept the sum of $85,000.00 per fiscal year, payable bi-weekly, and a bonus equal to one (1%) percent of the Employer's gross revenues in excess of $500,000.00 for the immediately preceding fiscal year. Regardless of the bonus computation set forth above, such bonus shall be not less than $35,000.00 per annum (for a complete year worked), and shall, at the option of the Employer and DiversiFax, in their sole and absolute discretion, be paid in DiversiFax Common Stock, or cash. The value of the Common Stock of DiversiFax shall be determined by taking the average daily bid price of the stock as listed on NASDAQ for the thirty (30) day period immediately preceding the last day of each twelve (12) month period of employment. The bonus payment shall be paid no later than sixty (60) days following the last day of the twelfth month of each fiscal year of employment. If the Employee commences his employment during the middle of the fiscal year, bonuses and any minimum bonuses shall be pro-rated for the portion of the year during which the Employee worked. If the Employee's employment is terminated for any reason during a fiscal year, he shall not be entitled to any bonus for the partial fiscal year worked. DiversiFax agrees to continue to pay the Employee the compensation set forth in this Section "4", but only to the extent that (a) the Employee agrees to perform services for DiversiFax, or an affiliate, as directed by DiversiFax's Board of Directors, in its sole and absolute discretion, and (b) the Employee enters into an Employment Agreement with DiversiFax which is satisfactory to DiversiFax, in its sole and absolute discretion.
       5.     EXPENSES. The Employee is authorized to
incur reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel and similar items. The Employer will reimburse the Employee for all such reasonable expenses upon the presentation by the Employee from time to time, of an account of such expenditures in form and substance satisfactory to the Employer.
       6.     VACATION. The Employee shall be
entitled to a vacation of two (2) weeks, per year, such vacation to be used within each twelve (12) month period.
       7.     TERMINATION. This agreement may be
terminated by the Employer upon thirty (30) days written notice to the Employee upon the occurrence of any one of the following events:
              (a)   Any act of fraud, theft or other
criminal conduct by the Employee;
              (b)   Any act of the Employee detrimental
to the business of the Employer, as determined by the Employer, in its sole discretion; or
              (c)   Any breach by the Employee of any
of the covenants or terms of this agreement, as determined by the Employer, in its sole discretion.
       In the event of termination for any of the above reasons, the Employee only shall be entitled to any moneys for the compensation (excluding any bonus) accrued to the Employee through the date of termination, which monies shall be paid within sixty (60) days of the date of termination. No other severance shall be due and all rights and compensation shall cease. The Employer may also terminate the Employee upon thirty (30) days' written notice, for any other reason whatsoever, other than as prescribed above, in which case the Employee shall be entitled to all amounts owed and outstanding at the time of termination and severance compensation equal to eight (8) months of his regular pay (excluding bonuses or any pro-rated portion of bonuses), payable in eight (8) equal monthly payments, commencing thirty (30) days after the termination. In the event of a dispute between Employee and Employer, Employee shall have no right of set-off against salary or any other amounts owed to Employee, unless the dispute is resolved in favor of the Employer, in which event a right of set-off shall be available to the Employer.
       8.     RESTRICTIVE COVENANT. During the
term of this agreement, and for a period of three (3) years after termination, or expiration, the Employee shall not compete in the Fax-on-Demand or related Public fax or fax retrieval business, or any other business in which the Company or DiversiFax is engaged in any geographical area in which any of the Company, DiversiFax or their affiliates operate, and during such periods shall not interfere with, or disrupt, or attempt to disrupt in any manner, direct or indirect, the relationship, contractual or otherwise, between the Employer or any of DiversiFax, their respective affiliates or subsidiaries and any customer, supplier, or employee of the Employer or any of DiversiFax, their respective affiliates or subsidiaries. In addition to other remedies available to it, the Company and DiversiFax shall be entitled to seek both temporary and permanent injunctions and any other rights and remedies it may have, at law or in equity, to prevent a breach or contemplated breach by the Employee of any such covenants or agreements. The Employee further acknowledges that the restrictions set forth in Sections "8" and "9" are necessary to protect the legitimate business interests of the Company and DiversiFax. The Employee further acknowledges that all of the restrictions in Sections "8" and "9" are reasonable in all respects, including duration and scope of activity. The Employee agrees that the existence of any claim or cause of action by the Employee against the Company and/or DiversiFax, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Company and/or DiversiFax, of the covenants and restrictions set forth in Sections "8" and "9" of this agreement. The parties agree that if a Court of competent jurisdiction adjudges any provision of this agreement, including, without limitation, Sections "8" and "9", to be invalid or unenforceable, such Court shall modify such provision so that it is enforceable to the extent permitted by applicable law.
       9.     OWNERSHIP AND NONDISCLOSURE
OF INFORMATION. The parties hereto acknowledge that the Employee will have access to information pertaining to the business of the Company and DiversiFax which is secret, confidential and proprietary to the Company and DiversiFax, including, but not limited to customer data and proposed and on-going projects (the "Proprietary Information"). The Employee recognizes and acknowledges that the Proprietary Information shall be and remain the sole and exclusive property of the Company and DiversiFax, as the case may be, and it is a valuable, special and unique asset of the Company's and/or
DiversiFax's business. During the Employee's employment and thereafter, the Employee agrees not to disclose any Proprietary Information to any person, corporation, firm, partnership or any other entity which is done with the intention of harming the Company's or DiversiFax's business and/or reputation. During and after the Employee's employment, the Employee may disclose such Proprietary Information if such disclosure is of information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Employee or
(ii) is already known to the Employee on a non-confidential basis from a source other than the Company or DiversiFax if such source was not subject to any prohibition against transmitting said information to the Employee. If the Employee is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigate demand or similar process) to disclose any Propriety Information, he will promptly notify the Company and DiversiFax of such request, or requirement, so that the Company and/or DiversiFax may seek an appropriate protective order.
       10.    INDEMNIFICATION. The Employee
hereby covenants and agrees to indemnify, defend and hold harmless each of the Company, DiversiFax and, their respective directors, officers and affiliates from and against any and all liabilities, actions, damages, fines, judgments, costs and expenses (including reasonable attorneys' fees and Court costs) arising out of, or incurred in connection with, a breach of any representation, warranty or agreement made hereunder.
       11.    ASSIGNMENT. This agreement may not be
assigned by the Employee. The Employer and DiversiFax shall have the right to assign this agreement without prior notice, or consent, to the Employee.
       12.    NOTICES. All notices and other
communications hereunder shall be in writing and shall be deemed given if and when delivered personally or mailed by overnight courier and a copy of such notice sent simultaneously by telecopier transmission (if practical) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

TO THE COMPANY OR DIVERSIFAX:
DiversiFax, Inc.
                                               39
Stringham Avenue
                                               Valley
Stream, New York 11580                         Att: Dr.
Irwin A. Horowitz
                                               President

TO THE EMPLOYEE:                               Mario
DiNatale
                                               15
Wilderness Drive

Voorhees, N.J. 08043

       13.    ENTIRE AGREEMENT. This agreement
supersedes any and all prior agreements, oral or written, between the parties hereto. This agreement contains the entire agreement of the parties with regard to the subject matter hereof. This agreement may not be changed, modified, released, discharged, abandoned, or otherwise terminated, in whole or in part, except by an instrument in writing signed by a duly authorized officer of the Company, DiversiFax, and by the Employee.
       14.    REPRESENTATION AND WARRANTY
OF EMPLOYEE. The execution, delivery and performance by the Employee of this agreement, do not and will not, violate, result in a breach of, or constitute a default under any other agreement to which the Employee is a party.
       15.    GOVERNING LAW. The parties hereto
agree that it is their intention and covenant that this agreement and performance hereunder be governed by the laws of the State of New York, concerning contracts to be made and performed wholly within such state.
       16.    WAIVER OF BREACH. The waiver by a
party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

       IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written. -




                                       DIVERSIFAX
INFORMATION SERVICES, INC.:

                                       By:/s/ Irwin A.
Horowitz


                                       DIVERSIFAX,
INC. :


                                       BY:/s/ Irwin A.
Horowitz


                                            /s/ Mario
DiNatale
                                            MARIO
DiNATALE

                                             EXHIBIT 5



       __________, 1996


Board of Directors
DiversiFax, Inc.
39 Stringham Avenue
Valley Stream, New York 11580

Gentlemen:

       It is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Registration Statement of DiversiFax, Inc. on Form S-8 will, when issued, be legally issued, fully paid and nonassessable.

       We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption
"Interests of Named Experts and Counsel" in the Registration Statement.

       Very truly yours,



       Breslow & Walker

                                         EXHIBIT 23(a)

          CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in this Registration Statement of DiversiFax, Inc. and Subsidiaries on Form S-8 relating to the registration of shares of common stock pursuant to the employment agreement, dated March 10, 1995, among DiversiFax Information
Services, Inc., DiversiFax, Inc. and Mario DiNatale, and amendment thereto dated as of July 17, 1996, of our report dated March 7, 1996, appearing in the Annual Report on Form 10-KSB of DiversiFax, Inc. and Subsidiaries for the year ended November 30, 1995, and the use of our name, and the statements with respect to us, under the heading
"Experts" in the Prospectus.



HOBERMAN, MILLER & CO., P.C.


July 24, 1996